Exhibit 99.1

              HOME FEDERAL BANCORP ANNOUNCES FIRST QUARTER EARNINGS
                          AND STOCK REPURCHASE PROGRAM

    COLUMBUS, Ind., April 25 /PRNewswire-FirstCall/ -- Home Federal Bancorp (the "Company") (Nasdaq: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,524,000 or $0.39 diluted earnings per common share, for the quarter. This compared to earnings of $1,349,000, or $0.33 diluted earnings per common share, a year earlier. First quarter earnings increased 13% and earnings per share increased 18% for the quarter compared to the prior year. The quarterly earnings growth was driven by improved net interest margin and increased deposit and investment advisory fees compared to the prior year. Retail deposits increased $6.0 million during the quarter while commercial loans and home equity loans increased $3.5 million and $4.3 million, respectively, during the quarter. Chairman and CEO John Keach, Jr. stated, "We are pleased with earnings growth of 13% for the quarter. Our checking account growth which totaled $7.0 million was particularly strong in the first quarter."

    Executive Vice President and CFO Mark Gorski added, "Our commercial loan and home equity loan growth was encouraging and our credit quality ratios remained strong."

    Net Interest Income

    Net interest income increased $257,000 or 4% to $6,327,000 for the quarter. Net interest margin improved 4 basis points compared to the fourth quarter of 2005 and improved 24 basis points compared to the first quarter of 2005. Yields on interest earning assets have increased 63 basis points while yields on interest bearing liabilities have increased 44 basis points when compared to the first quarter of 2005. Retail deposits have increased $6.0 million for the quarter compared to December 31, 2005, with non-interest bearing checking account balances increasing $7.0 million. In addition, generally higher yielding commercial loans and home equity loans have grown $3.5 million and $4.3 million, respectively. The growth in these loan categories has more than offset the decreases in generally lower yielding commercial real estate loans and residential mortgage loans totaling $2.7 million and $4.6 million, respectively. As interest rates have risen, the shift in earning assets to commercial loans and home equity loans, which generally have higher yields and reprice more frequently than commercial real estate and residential mortgage loans, has allowed the yield on earning assets to increase more quickly. In addition, the continued growth in retail deposits, particularly non-interest bearing demand deposits, has aided in slowing the increase in the yield on interest bearing liabilities.

    Asset Quality

    Provision for loan losses decreased $29,000 to $117,000 for the quarter. Non-performing assets to total assets decreased to 0.48% at March 31, 2006 from 0.55% at December 31, 2005. Non-performing loans to total gross loans decreased to 0.61% at March 31, 2006 from 0.70% at December 31, 2005. The ratio of the allowance for loan losses to total loans remained 1.09% at March 31, 2006. In addition, the allowance for loan losses to non-performing loans increased to 178% as of March 31, 2006 compared to 156% at December 31, 2005. The current non-performing asset ratios as of March 31, 2006 continue to be indicative of the historical quality of the loan portfolio.

    Other Income

    Other income increased $114,000 or 4% to $2,765,000 for the quarter. The increase in other income was due primarily to increases in deposit service fee income and investment advisory fees. Total deposit fee income increased $169,000 or 18% for the quarter due primarily to the increased number of deposit accounts. Investment advisory fees increased $100,000 or 39% for the quarter due to increased production in established markets along with brokerage production from a book of business acquired in the Greenwood market during the fourth quarter of 2005.

    In addition, fee income associated with mortgage banking activities has fluctuated as compared to the prior year. Gain on sale of loans increased $12,000 for the quarter despite lower origination volumes as the value of the mortgage loan servicing rights has increased due to slower prepayment speeds. Loan servicing income decreased $53,000 for the quarter due primarily to the timing and fluctuation in the impairment charge/recovery. The originated mortgage servicing rights asset is reviewed for impairment each quarter. The impairment charge is the recognition of the change in value of mortgage servicing rights that results from changes in interest rates and loan prepayment speeds. During the quarter, the impairment recovery was $206,000 compared to $321,000 in the prior year for a decrease of $115,000. As of March 31, 2006, the remaining balance in the impairment reserve for originated mortgage servicing rights was $219,000. It is anticipated that prepayment speeds will continue to slow during 2006 and that a portion or all of the impairment reserve may be recognized into income. However, the timing and amount of this income recognition is unclear.

    Other Expenses

    Other expenses increased $138,000 or 2% to $6,702,000 for the quarter. Compensation and employee benefits expense increased $242,000 or 7% for the quarter due primarily to additional brokerage commission costs, normal annual salary increases and increased cost of employee benefits. Marketing expense increased $86,000 for the quarter. As we continue to expand our franchise and develop new and enhanced products, we are committed to spending more on marketing particularly in Indianapolis. As a result, we expect our marketing expense for 2006 to be approximately $150,000 more than 2005; however, the timing of when these amounts will be spent as compared to the prior year will fluctuate. Service bureau expense decreased $127,000 or 25% compared to the prior year as we have renegotiated our contract with our current service providers. Miscellaneous expense decreased $141,000 or 11% for the quarter due primarily to decreases in loan expenses and expenses associated with other real estate properties owned in the prior year.

    Balance Sheet

    Total assets were $834.7 million as of March 31, 2006, a decrease of $16.1 million from December 31, 2005. Total loans increased $1.4 million while total cash and due from banks decreased $13.5 million and total securities decreased $4.0 million. Cash and due from banks was unusually high at the end of the prior year due to large deposits made by public fund customers at year end, which were subsequently withdrawn in early January.

    Total retail deposits increased $6.0 million compared to balances at December 31, 2005. The increase in consumer deposits has been used to pay down higher cost wholesale deposits and Federal Home Loan Bank advances which have declined $8.3 million and $7.5 million respectively during the year. The shift in interest bearing liabilities is important to the improvement of the net interest margin. As customer preferences for deposits shift back toward interest bearing transaction accounts, the Company will pursue additional retail deposits by continuing to offer promotional rates which are higher than current retail deposit costs, but still below alternative funding sources in an effort to positively impact net interest margin.

    As of March 31, 2006, shareholders' equity was $72.6 million. The return on average assets for the quarter was 0.73% annualized while the return on average equity was 8.34%.

    Stock Repurchase Programs

    In July 2005, the Board of Directors approved the ninth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 193,000 such shares. The Company repurchased 50,563 shares during the first quarter of 2006 and has approximately 23,000 shares still remaining to be repurchased under this plan.

    In April 2006, the Board of Directors approved the tenth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 187,927 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company expects to begin buying its shares under this plan during the second quarter as they become available.

    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

    HOME FEDERAL BANCORP
    CONSOLIDATED BALANCE SHEETS
    (in thousands)
    (unaudited)                                               March 31,    December 31,
                                                                2006           2005
                                                            ------------   ------------
Assets:
Cash and due from banks                                     $     40,236   $     53,736
Securities available for sale at fair value
 (amortized cost $122,474 and $126,146)                          119,353        123,351
Securities held to maturity
 (fair value $1,790 and $1,793)                                    1,802          1,806
Loans held for sale
 (fair value $5,431 and $4,859)                                    5,359          4,795
Portfolio loans and leases:
  Commercial loans                                               108,900        105,357
  Commercial mortgage loans                                      204,424        207,144
  Residential mortgage loans                                     174,118        178,752
  Second & Home equity loans                                      92,209         87,893
  Other consumer loans                                            37,340         36,594
  Unearned income                                                   (150)          (299)
                                                            ------------   ------------
Total portfolio loans                                            616,841        615,441
Allowance for loan and lease losses                               (6,770)        (6,753)
                                                            ------------   ------------
Total portfolio loans and leases, net                            610,071        608,688
Bank premises and equipment                                       17,607         17,781
Accrued interest receivable                                        4,077          3,942
Goodwill                                                           1,695          1,695
Servicing rights                                                   2,796          2,725
Other assets                                                      31,695         32,267
                                                            ------------   ------------
  TOTAL ASSETS                                              $    834,691   $    850,786
                                                            ============   ============

Liabilities:
Deposits:
  Demand                                                    $     73,482   $     66,464
  Interest checking                                               77,192         82,991
  Savings                                                         49,380         46,014
  Money market                                                   156,960        162,350
  Certificates                                                   269,724        262,888
                                                            ------------   ------------
Retail deposits                                                  626,738        620,707
                                                            ------------   ------------
  Brokered deposits                                               22,440         22,557
  Public fund certificates                                         6,089         14,245
                                                            ------------   ------------
Wholesale deposits                                                28,529         36,802
                                                            ------------   ------------
Total deposits                                                   655,267        657,509
                                                            ------------   ------------

FHLB Borrowings                                                   79,181         86,633
Short term borrowings                                                 38            166
Long term debt                                                    14,242         14,242
Accrued taxes, interest and expense                                2,719          2,084
Other liabilities                                                 10,617         17,114
                                                            ------------   ------------
  Total liabilities                                              762,064        777,748
                                                            ------------   ------------

Shareholders' equity:
 No par preferred stock; Authorized: 2,000,000 shares
  Issued and outstanding: None
 No par common stock; Authorized: 15,000,000 shares
  Issued and outstanding:
   3,780,989 and 3,815,657                                        15,332         15,152
 Retained earnings, restricted                                    59,335         59,723
 Accumulated other comprehensive income,
  net of taxes                                                    (2,040)        (1,837)
                                                            ------------   ------------
  Total shareholders' equity                                      72,627         73,038
                                                            ------------   ------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $    834,691   $    850,786
                                                            ============   ============

    HOME FEDERAL BANCORP
    CONSOLIDATED STATEMENTS OF INCOME
    (in thousands except per share data)
    (unaudited)
                                                                Three Months Ended
                                                                     March 31,
                                                            ---------------------------
                                                                2006           2005
                                                            ------------   ------------
Interest income:
Short term investments                                      $        249   $        172
Securities                                                         1,164          1,106
Commercial loans                                                   1,966          1,581
Commercial mortgage loans                                          3,312          3,310
Residential mortgages                                              2,684          2,681
Second and home equity loans                                       1,594          1,304
Other consumer loans                                                 660            619
                                                            ------------   ------------
Total interest income                                             11,629         10,773
                                                            ------------   ------------

Interest expense:
Checking and savings accounts                                        209            124
Money market accounts                                                950            379
Certificates of deposit                                            2,452          1,790
                                                            ------------   ------------
 Total interest on retail deposits                                 3,611          2,293
                                                            ------------   ------------

Brokered deposits                                                    277            390
Public funds                                                         101            260
                                                            ------------   ------------
 Total interest on wholesale deposits                                378            650
                                                            ------------   ------------
 Total interest on deposits                                        3,989          2,943
                                                            ------------   ------------

FHLB borrowings                                                    1,092          1,578
Long term debt                                                       221            182
                                                            ------------   ------------
Total interest expense                                             5,302          4,703
                                                            ------------   ------------
Net interest income                                                6,327          6,070
Provision for loan losses                                            117            146
                                                            ------------   ------------
Net interest income
 after provision for loan losses                                   6,210          5,924
                                                            ------------   ------------

Other income:
 Gain on sale of loans                                               355            343
 Investment advisory services                                        355            255
 Service fees on deposit accounts                                  1,114            945
 Loan servicing income, net of impairments                           435            488
 Miscellaneous                                                       506            620
                                                            ------------   ------------
Total other income                                                 2,765          2,651
                                                            ------------   ------------

Other expenses:
 Compensation and employee benefits                                3,905          3,663
 Occupancy and equipment                                             950            872
 Service bureau expense                                              379            506
 Marketing                                                           338            252
 Miscellaneous                                                     1,130          1,271
                                                            ------------   ------------
Total other expenses                                               6,702          6,564
                                                            ------------   ------------

Income before income taxes                                         2,273          2,011
Income tax provision                                                 749            662
                                                            ------------   ------------
Net Income                                                  $      1,524   $      1,349
                                                            ============   ============

Basic earnings per common share                             $       0.40   $       0.34
Diluted earnings per common share                           $       0.39   $       0.33
Basic weighted average number of shares                        3,802,855      4,009,379
Dilutive weighted average number of shares                     3,888,330      4,130,164
Dividends per share                                         $      0.188   $      0.188

                                                                Three Months Ended
                                                                     March 31,
Supplemental Data:                                          ---------------------------
(unaudited)                                                     2006           2005
--------------------------------------------------------    ------------   ------------
Weighted average interest rate earned
 on total interest-earning assets                                   6.10%          5.47%
Weighted average cost of total
  interest-bearing liabilities                                      2.88%          2.44%
Interest rate spread during period                                  3.22%          3.03%

Net interest margin
 (net interest income divided by average
   interest-earning assets on annualized basis)                     3.32%          3.08%
Total interest income divided by average
 total assets (on annualized basis)                                 5.54%          4.96%
Total interest expense divided by
 average total assets (on annualized basis)                         2.56%          2.20%
Net interest income divided by average
 total assets (on annualized basis)                                 3.01%          2.80%

Return on assets (net income divided by
 average total assets on annualized basis)                          0.73%          0.62%
Return on equity (net income divided by
 average total equity on annualized basis)                          8.34%          7.04%

                                                                     March 31,
                                                            ---------------------------
                                                                2006           2005
                                                            ------------   ------------
Book value per share outstanding                            $      19.21   $      18.96

Nonperforming Assets:
  Loans: Non-accrual                                        $      2,643   $      8,493
         Past due 90 days or more                                    350            168
         Restructured                                                803          3,224
                                                            ------------   ------------
Total nonperforming loans                                          3,796         11,885
Real estate owned, net                                               243          1,974
Other repossessed assets, net                                          6             13
                                                            ------------   ------------
Total Nonperforming Assets                                  $      4,045   $     13,872

Nonperforming assets divided by total assets                        0.48%          1.60%
Nonperforming loans divided by total loans                          0.61%          1.88%

Balance in Allowance for Loan Losses                        $      6,770   $      7,863

SOURCE  Home Federal Bancorp
    -0-                             04/25/2006
    /CONTACT: John K. Keach, Jr., Chairman, Chief Executive Officer, +1-812-373-7816, or Mark T. Gorski, Executive Vice President, Chief Financial Officer, +1-812-373-7379, both of Home Federal Bancorp/
    /Web site:  http://www.homf.com /